UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant X Filed by a party other than the Registrant

Check the appropriate box:
      Preliminary Proxy Statement
      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
X   Definitive Proxy Statement
      Definitive Additional Materials
      Soliciting Material Pursuant to Sec.240.14a-12

CRESTED CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
X  No fee required.
     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        4) Proposed maximum aggregate value of transaction:
                5) Total fee paid:

CRESTED CORP.

Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming 82501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Friday, July 22, 2005

We are pleased to give you notice of our Annual Meeting of Shareholders:

Date: Friday, July 22, 2005

Time: 11:00 AM MDT

Place: 877 North 8th West, Riverton, Wyoming 82501

Purpose: - Elect one director to serve until the next applicable annual meeting of shareholders, and until his successor has been duly elected or appointed and qualified;

     - Ratify appointment of the independent auditors; and

     - Transact any other business that may properly come before the meeting.

Record Date: May 31, 2005. The stock transfer books will not be closed.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. We appreciate your cooperation.

By Order of the Board of Directors

Dated: June 17, 2005                        Daniel P. Svilar, Secretary

Information About Attending the Annual Meeting

Only shareholders of record on May 31, 2005 may vote at the meeting. Only shareholders of record, and beneficial owners on the record date, may attend the meeting. If you plan to attend the meeting, please bring personal identification and proof of ownership if your shares are held in "street name" (i.e., your shares are held of record by brokers, banks or other institutions). Proof of ownership means a letter or statement from your broker showing your ownership of shares on the record date.

A list of shareholders entitled to vote at the Meeting will be available for inspection by any record shareholder at the Company's principal executive offices in Riverton, Wyoming. The inspection period will begin no later than ten days before the Meeting.

CRESTED CORP.

Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming 82501

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, JULY 22, 2005

The Annual Report to Shareholders, including audited financial statements for the fiscal year ended December 31, 2004, is mailed to shareholders together with these proxy materials on or about June 17, 2005. The proxy materials consist of this proxy statement and notice of annual meeting, the Annual Report, and the Audit Committee Certification.

This proxy statement is provided in connection with a solicitation of proxies by the board of directors of Crested Corp. for use at the annual meeting of shareholders (the "meeting") to be held on Friday, July 22, 2005 and at any adjournments of the meeting.

Who Can Vote

If you held any shares of common stock on the record date (May 31, 2005), then you will be entitled to vote at the meeting. If you held stock in your own name, you may vote directly. If you owned stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials.

Common Stock Outstanding on the Record Date: 17,152,298 Shares

Quorum and Voting Rights

Quorum. A quorum for the meeting will exist if a majority of the voting power of the shareholders is present at the meeting, in person or represented by properly executed proxy delivered to us prior to the meeting. Shares of common stock present at the meeting that abstain from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum. A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Voting Rights. You are entitled to one vote for each share of Crested Corp. common stock you hold.

- Directors. That number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election are elected. If you abstain from voting, your shares will not be counted for or against any director.

- Ratification of Audit Firm. Ratification of the appointment of independent auditors will be approved if the number of votes cast in favor exceed the number of votes opposed, in accordance with Colorado law.

Any other matter which properly comes before the meeting would be approved if the number of votes cast in favor exceed the number of votes opposed, unless Colorado law requires a different approval ratio.

Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters which properly may come before the meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of these matters.

How Your Proxy Will Be Voted; Recommendation of the Board

The board of directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

The board of directors recommends you vote for the director nominees; and for ratification of management's re-appointment of the audit firm.

Granting Your Proxy

If you sign properly and return the enclosed form of proxy, your shares will be voted as you specify. If you make no specifications, your proxy will be voted in favor of the four proposals.

We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. However, in accordance with SEC rule 14a-4(c)(1) the enclosed proxy will confer discretionary authority with respect to any other matter that may properly come before the meeting, including any matter of which we did not have notice at least 45 days before the date of mailing proxy materials for last year's meeting.

Revoking Your Proxy

If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted. You also may attend the meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have not hired a solicitation firm for the meeting. Our employees and directors will solicit proxies by telephone or other means, if necessary; these people will not be paid for these services.

Requirement and Deadlines for Shareholders to Submit Proxy Proposals

Generally, we will hold the annual meeting on the first Friday of each June. Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our Annual Meeting of Shareholders to be held in June of 2005, the proposal must be received by us in writing at least 150 calendar days in advance of the meeting date (which would be 120 days in advance of the mailing date), at Crested Corp., 877 North 8th West, Riverton, Wyoming 82501; Attention: Daniel P. Svilar, Secretary.

Corporate Governance

Meetings of the Board. The board of directors, which held seven formal meetings during the year ended December 31, 2004, has primary responsibility for directing management of the business. The board currently consists of four members. The board conferred informally on several other occasions during the year. From time to time the directors also approve various matters by consent minutes without conducting formal meetings.

Attendance by Directors at Annual Meetings. Although most of the directors attend annual meetings of shareholders, we do not require such attendance. Two directors attended the annual meeting in 2004, and two members were available by telephone. All but one of the directors attended the regular meeting of the board of directors following the 2004 annual meeting.

Communications from Security Holders to the Board of Directors. Security holders may send communications to the board of directors, by addressing their communications to Keith G. Larsen, director, or John L. Larsen, director, at 877 N. 8th W., Riverton, Wyoming 82501. The directors have established a process for collecting and organizing communications from security holders. Pursuant to this process, Keith and John Larsen will determine which of the communications address matters of substance and should therefore be considered by all directors, and will send those selected communications to all the directors for their consideration.

Audit Committee. To provide effective direction and review of fiscal matters, the board has established an audit committee. Its only current member is John L. Larsen, who not an independent director under Rule 4200(a)(15) of the National Association of Securities Dealers, Inc.'s listing standards. The audit committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems. The audit committee also recommends selection of an auditing firm and exercises general oversight of the activities of our independent auditors, principal financial and accounting officers and employees and related matters.

The audit committee has reviewed our financial statements for the year ended December 31, 2004 and discussed them with management. The committee also discussed with the independent audit firm the various matters required to be so discussed in SAS 61 (Codification of Statements on Auditing Standards, AU 380), and the committee discussed with the audit firm their independence. Based on the foregoing, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on March 30, 2004.

The audit committee has adopted a written charter, a copy of which was included in the proxy statement for the June 2003 annual meeting (a copy will be next included with proxy materials for the 2006 annual meeting).

Executive Committee. The executive committee members are John L. Larsen and Daniel P. Svilar. This committee helps implement the board of directors' overall directives as necessary. This committee usually does not conduct formal meetings (none in 2004).

Management Cost Apportionment Committee, established by USE and Crested in 1982, reviews the apportionment of costs between USE and Crested. John L. Larsen and Robert Scott Lorimer are members of this committee.

Compensation Committee. The company has not established a compensation committee.

Nominating Committee and Nominating Process. When needed as determined by the board of directors, the nominating committee considers and recommends to the board of directors individuals who may be suitable to be nominated to serve as directors. Harold F. Herron presently is the only member of the nominating committee; he is not independent under criteria established by the NASD.

The nominating committee has adopted a written charter regarding the company's director nomination process. This charter is not available on the company's website. A copy of the charter was provided to shareholders with the proxy statement for the 2004 annual meeting, and a copy will be next included with proxy materials for the 2007 annual meeting. Copies also are available on request (without charge) addressed to Daniel P. Svilar, Secretary, Crested Corp., 877 North 8th West, Riverton, Wyoming 82501.

Pursuant to its charter, the nominating committee has adopted a policy for consideration of any director candidates recommended by security holders, and may (or may not) recommend to the board of directors that candidate(s) be put on an Annual Meeting election slate and identified in the company's proxy statement, if:

☐
At least 150 calendar days before the meeting date, the security holder requests in writing that the nominating committee consider an individual for inclusion as a director nominee in the next proxy statement for an Annual Meeting. The security holder must identify the individual and provide background information about the individual sufficient for the committee to evaluate the suggested nominee's credentials. Such requests should be addressed to Keith G. Larsen, director, or John L. Larsen, Chief Executive Officer, who will forward the requests to the nominating committee.

☐
The candidate meets certain specific minimum qualifications: Substantial experience in top or mid-level management (or serving as a director) of public mineral exploration companies, with particular emphasis on understanding and evaluating mineral properties for either financing, exploration and development, or joint venturing with industry partners; contacts with mining or oil and gas industry companies to develop strategic partnerships or investments with the company; and the ability to understand and analyze complex financial statements. A security holder-recommended candidate also will have to possess a good business and personal background, which the nominating committee will independently verify. These same categories of qualifications will be used by the nominating committee in considering any nominee candidate, whether recommended by a security holder, an officer, or another director.

☐
Although all security holder-recommended candidates, and all candidates recommended by another director or by an officer, will be evaluated by the nominating committee in good faith, the full board of directors, by majority vote, will make the final decision whether to include an individual on an Annual Meeting election slate and identified in the proxy statement for that Annual Meeting.

☐	For the 2005 Annual Meeting, or for the next Annual Meeting, the nominating committee has not received a request from any security holder for consideration of a nominee candidate.

The director nominee for the 2005 annual meeting is an incumbent director, re-elected by the shareholders in 2004, and now standing for re-election. Keith G. Larsen and Harold F. Herron were appointed by the board of directors in 2003, and were re-elected by the shareholders in 2004. John L. Larsen was re-elected by the shareholders in 2004.

Principal Holders of Voting Securities of the Company

The following table sets forth, as of the record date for this Annual Meeting, certain information about the ownership of shares of common stock of the company. Unless otherwise noted, the listed record holder exercises sole voting and dispositive powers, held by each director of U.S. Energy Corp., and by all officers and directors of U.S. Energy Corp., and by Mark J. Larsen (formerly an officer and director of Rocky Mountain Gas, Inc., a subsidiary which was sold on June 1, 2005) over the shares reported as beneficially owned, excluding the shares subject to forfeiture. Voting and dispositive powers for certain shares are shared by or more of the listed holders. Such shares are reported opposite each holder having a shared interest therein, but are only included once in the shareholdings of the group presented in the table.

Amount and Nature of Beneficial Ownership
	Voting Rights		Dispositive Rights		Total
Name of Beneficial Owner Class(1)	Sole	Shared	Sole	Shared	Beneficial Ownership	Percent of

John L. Larsen(2)	-0-	12,184,733	-0-	12,184,733	12,184,733	71.2%

Keith G. Larsen(2)	-0-	12,184,733	-0-	12,184,733	12,184,733	71.2%

Harold F. Herron(3)	3,466	12,184,733	3,466	12,184,733	12,188,199	71.2%

Don C. Anderson(4)	-0-	12,024,733	-0-	12,024,733	12,024,733	70.2%

H. Russell Fraser(4)	-0-	12,024,733	-0-	12,024,733	12,024,733	70.2%

Michael T. Anderson (4)	-0-	12,024,733	-0-	12,024,733	12,024,733	70.2%

Daniel P. Svilar(5)	191,850	12,184,733	191,850	12,184,733	12,376,583	72.3%

R. Scott Lorimer(6)	-0-	12,184,733	-0-	12,184,733	12,199,733	71.3%

Mark J. Larsen	-0-	-0-	-0-	-0-	-0-

Michael Feinstein	-0-	12,184,733	-0-	12,184,733	12,184,733	70.2%

All officers and
directors of USE as a group
(nine persons)(7)	195,316	12,184,733	195,316	12,184,733	12,395,049	72.4%

(1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

(2) Consists of 12,024,733 Crested shares held by USE, 100,000 shares held by SGMC and 60,000 shares held by Plateau Resources Limited ("Plateau"), with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those companies.

3) Consists of 3,466 directly held shares over which Mr. Herron exercises sole voting and investment powers, and the 12,024,733 Crested shares held by USE, 100,000 held by SGMC and 60,000 shares held by Plateau, with respect to which shared voting and dispositive powers are exercised as a USE, SGMC and Plateau director with the other directors of those companies.

(4) Consists of 12,024,733 Crested shares held by USE which shared voting and dispositive powers are exercised as a director with the other directors of USE.

(5) Consists of 191,850 directly held shares, over which Mr. Svilar exercises sole voting and dispositive powers. Also includes 12,024,733 Crested shares held by USE, 100,000 held by SGMC and 60,000 shares held by Plateau, with respect to which shared voting and dispositive powers are exercised as a USE, SGMC and Plateau directors with the other directors of those companies.

(6) Consists of 12,024,733 Crested shares held by USE, 100,000 held by SGMC and 60,000 shares held by Plateau. Total Beneficial Ownership includes 15,000 shares which are subject to forfeiture. None of the company's directors exercise any voting or dispositive powers over these shares. Such powers are exercised by the Crested non-employee director.

(7) Sole voting and dispositive rights are exercised over 198,782 directly held shares. Shared voting and dispositive rights are exercised over 12,024,733 shares held by USE, 100,000 shares held by SGMC and 60,000 shares held by Plateau. The total beneficial ownership includes 15,000 shares held by an employee which are subject to forfeiture. None of the company's directors exercise any voting or dispositive powers over these shares. Such powers are exercised by the Crested non-employee director.

Proposal 1: Election of Directors

In 2004 and as permitted by Colorado law and pursuant to the Company's articles of incorporation, the board of directors divided the directors into three classes (often referred to as "staggered terms"): There is one director in Class 1 (Daniel P. Svilar (Michael D. Zwickl resigned as a director in March 2005)) is nominated to be elected for a term expiring at the annual meeting in 2008; directors in Class 2 (presently Keith G. Larsen and Harold F. Herron) were elected in 2004 for a term expiring at the annual meeting in 2006; and the director in Class 3 (presently John L. Larsen) was elected in 2004 for a term expiring at the annual meeting in 2007.

If the number of directors should be increased by the board of directors at any time after the Annual Meeting in 2004, the persons appointed to the new positions will serve until the next meeting of shareholders. If those persons are then nominated for election at the next meeting of shareholders, those nominees will be allocated as equally as possible among the Classes, by the board of directors. The board of directors has no present intention of increasing the number of directors.

The board of directors has implemented staggered terms for directors to provide continuity of management. In 2004, the shareholders approved an amendment to the articles of incorporation to permit shareholders to remove a director only for cause.

The directors are:

	Other		Meeting at
Name	positions with	Director	which term
and age	with the company	since	will expire

John L. Larsen (74)	Co-Chairman	1975	2007
and CEO (a)(b)(c)

Daniel P. Svilar (76)	Secretary (a)	1980	2005

Keith G. Larsen (46)	Co-Chairman	2003	2006

Harold F. Herron (52)	President (d)	2003	2006

(a) Member of the executive committee.
(b) Member of the audit committee.
(c) Trustee of the USE Employee Stock Ownership Plan (the "ESOP").
(d) Member of the nominating committee.

Executive officers of the company are elected by the board at the annual directors' meetings, which follow each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal by the board of directors.

Business Experience and Other Directorships of Directors and Nominees.

John L. Larsen has been principally employed as an officer and director of USE and the company for more than the past five years. Mr. Larsen is the Chairman of the Board and Chief Executive Officer of USE, and is a Co-Chairman and a director of the company. Mr. Larsen is Chief Executive Officer and Chairman of the board of directors of Plateau Resources, Limited and President and a director of Sutter Gold Mining Inc., and he is a director of Yellowstone Fuels, Inc., U.S. Moly Corp., and U.S. Uranium Ltd. Mr. Larsen was a director of Rocky Mountain Gas, Inc. until its sale on June 1, 2005.

Keith G. Larsen has been principally employed by the USE and Crested for more than the past five years. He has been a director of USE, its President and Chief Operating Officer since November 25, 1997. Mr. Larsen was appointed a director of the company by the board of directors in 2003. Mr. Larsen is a director of U.S. Moly Corp., U.S. Uranium Ltd. and Pinnacle Gas Resources, Inc. Mr. Larsen was a director and the Chief Executive Officer of Rocky Mountain Gas, Inc. until its sale on June 1, 2005.

Harold F. Herron is the President of the Company and the Senior Vice President of USE. Mr. Herron is President and a director of Plateau Resources Limited, Chief Executive Officer and a director of Sutter Gold Mining Inc., a director of U.S. Moly Corp. and President of U.S. Uranium Ltd. Mr. Herron was a director of Rocky Mountain Gas, Inc. until its sale on June 1, 2005. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha. Mr. Herron was appointed a director, and the President of the Company by the board of directors in 2003.

Daniel P. Svilar has been General Counsel for USE and Crested for more than the past five years. He also is Secretary of USE. His positions of General Counsel to, and as officers of the companies, are at the will of the board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or General Counsel. Mr. Svilar received a B.S. degree in Engineering from the University of New Mexico and a J. D. from the University of Wyoming. He has no family relationships with any of the other executive officers or directors of USE or Crested.

Filing of Reports Under Section 16(a)
The Company has conducted a review of Forms 3, 4 and 5 (as amended) and certain written representations of persons filing reports with the SEC under Section 16(a) of the Exchange Act. Based solely upon a review of those reports and written representations, there was one late filing during the year ended December 31, 2004 each for John L. Larsen, Harold F. Herron, Daniel P. Svilar and Robert Scott Lorimer. These late filings were as a result of the sale of Northwest Gold Inc. (“NWG”), which owned 3,885 shares of the Company’s common stock, which was transferred to USE upon the sale of NWG.

Information Concerning the Executive Officer Who Is Not a Director
The following information is provided pursuant to Item 401 of Reg. S-K, regarding the only executive officer of the company who is not also a director.

Robert Scott Lorimer, age 54, has been and Chief Accounting Officer for both USE and Crested for more than the past five years. Mr. Lorimer also has been Chief Financial Officer for both these companies since May 25, 1991, their Treasurer since December 14, 1990, and Vice President Finance since April 1998. Mr. Lorimer received a B.S. in Finance, Accounting, Economics and German from Brigham Young University and worked towards a Masters in Accountancy at the University of Nebraska. He serves at the will of the board of directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named as an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested.

Executive Compensation
Under a Management Agreement dated August 1, 1981, USE and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of USE and Crested are devoted to the business of both companies and to their subsidiary companies.

All personnel of USECC and RMG are employees of USE, in order to utilize the Company's ESOP as an employee benefit mechanism. USE charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to Crested and USE.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to the Chief Executive Officer of USE, and those of the four most highly compensated USE executive officers and Mark J. Larsen, President of RMG (resigned on June 1, 2005 when RMG was sold), who were paid more than $100,000 cash in the (former) fiscal year ended May 31, 2002, more than $50,000 cash in the fiscal period (seven months) ended December 31, 2002, and more than $100,000 cash in the full years ended December 31, 2003 and 2004. The table includes compensation paid such persons by Crested and other subsidiaries during these periods for such persons' services to such companies.

SUMMARY COMPENSATION TABLE
						Long Term Compensation
		Annual Compensation				Awards				Payouts
(a)	(b)	(c)	(d)		(e)	(f)		(g)		(h)	(i)

Name					Other	Restricted
And					Annual	Stock				LPIT	All Other
Principal					Compensation	Award(s)		Options/		Payouts	Compensation
Position	Year	Salary($)	Bonus($)		($)	($)		SARs(#)		($)	($)(1)

John L. Larsen	2004	$176,500	$ 14,700	(2)	$-0-	$ 25,700	(6)	125,000		$-0-	$24,300
CEO and	2003	174,500	25,300	(3)	-0-	117,200	(7)	-0-		-0-	22,700
Chairman	2002*	109,500	7,500	(4)	-0-	-0-		97,000	(10)	-0-	11,700
	2002	152,000	18,000	(5)	-0-	78,000	(8)	100,000	(10)	-0-	17,700

Keith G. Larsen	2004	$162,000	$ 24,500	(2)	$-0-	$25,700	(6)	125,000		$-0-	$24,300
President and	2003	156,000	40,000	(3)	-0-	62,000	(7)	-0-		-0-	22,700
COO	2002*	90,000	7,200	(4)	-0-	-0-		97,000	(10)	-0-	9,700
	2002	152,300	17,700	(5)	-0-	-0-		100,000	(10)	-0-	17,000

Mark J. Larsen	2004	$124,600	$ 23,500	(2)	$-0-	$-0-		125,000		$-0-	$18,100
President of RMG	2003**	120,000	33,300	(3)	-0-	-0-		-0-		-0-	17,400

Daniel P. Svilar	2004	$155,100	$ 14,300	(2)	$-0-	$25,700	(6)	125,000		$-0-	$19,500
General Counsel	2003	149,400	24,700	(3)	-0-	103,400	(7)	-0-		-0-	22,700
And Secretary	2002*	86,200	6,900	(4)	-0-	-0-		97,000	(10)	-0-	9,300
	2002	149,400	17,400	(5)	-0-	58,500	(8)	100,000	(10)	-0-	16,700

Harold F. Herron	2994	$138,000	$ 13,800	(2)	$-0-	$25,700	(6)	125,000		$-0-	$22,600
Sr. Vice President	2003	106,200	65,700	(3)	-0-	89,600	(7)	-0-		-0-	22,700
	2002*	60,500	27,800	(9)	-0-	-0-		97,000	(10)	-0-	8,800
	2002	99,500	53,600	(9)	-0-	39,000	(8)	100,000	(10)	-0-	15,300

R. Scott Lorimer	2004	$141,000	$ 16,400	(2)	$-0-	$25,700	(6)	125,000		$-0-	$23,900
Treasurer and	2003	135,700	24,000	(3)	-0-	89,600	(7)	-0-		-0-	22,700
CRO	2002*	83,500	6,800	(4)	-0-	-0-		97,000	(10)	-0-	9,000
	2002	141,000	17,000	(5)	-0-	39,000	(8)	100,000	(10)	-0-	15,800

*  For seven months June 1, 2002 to December 31, 2002

** Mr. Larsen became President of RMG on October 15, 2003. Compensation paid to Mr. Larsen as an employee of USE (not an officer) before that date is not included in the table. RMG was sold on June 1, 2005.

(1) Dollar values for ESOP contributions.

(2) Consists of a bonus paid at the successful conclusion of the purchase of the Hi-Pro properties by RMG. The amount paid to each individual in the table was: John L. Larsen $10,000, Keith Larsen $20,000, Daniel P. Svilar $10,000, Harold F. Herron $10,000, R. Scott Lorimer $12,500 and Mark Larsen $20,000. An annual Christmas bonus is also included in this amount.

(3) Consists of a bonus granted to officers and employees after the conclusion of the formation of Pinnacle Gas and an additional bonus granted to officers and employees after the successful release of a portion of the cash bond for reclamation of the Shootaring Canyon uranium mill and a Christmas bonus. Mr. Herron was instrumental in growing The Brunton Company to the level that it could be sold to a third party. For his efforts USE granted Mr. Herron a bonus which is paid out over several years, ending in August 2004. See note (8) for data on payments prior to 2003.

(4) Consists of Christmas bonus amounts granted to employees during the seven month period ended December 31, 2002.

(5) Consists of $10,000 bonus granted to officers and employees after the conclusion of a coalbed methane gas transaction, and a Christmas bonus granted to employees. The Christmas bonus amounts granted for John L. Larsen, Keith G. Larsen, Daniel P. Svilar, Harold F. Herron and Robert Scott Lorimer during the fiscal year ended May 31, 2002 were $8,000, $7,700, $7,400, $6,700 and $7,000, respectively.

(6) Consists of 10,000 shares issued to each Officer pursuant to USE’s 2001 Stock Compensation Plan. Under the terms of the plan, each Officer is to receive 10,000 shares of USE’s common stock or some other portion as approved by the compensation committee. USE has agreed under the terms of the plan to pay all taxes due. The officer has agreed not to sell these shares to the market or pledge them on obligations until after his (i) retirement; (ii) total disability or (iii) in the case of the death of the officer, his estate may sell the shares of stock.

(7) Consists 20,000 shares issued to each Officer pursuant to USE's 2001 Stock Compensation Plan. Under the terms of the plan each Officer is to receive 10,000 shares of USE's common stock or some other portion as approved by the compensation committee. There were no issuances of shares under the plan during the years ended May 31, 2001 and 2002 or the seven months ended December 31, 2002. The issuance of these shares to the officers was therefore retroactive for the funding of the shares due each officer for 2002 and 2003. USE has agreed under the terms of the plan to pay all taxes due. The officer has agreed not to sell these shares to the market or pledge them on obligations until after his (i) retirement; (ii) total disability or (iii) in the case of the death of the officer his estate may sell the shares of stock. Also includes shares issued under the 1996 stock award program multiplied by $3.50 (the closing market price on the issue date for the year ending December 31, 2003). These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. If USE were to pay a stock dividend, dividends would be paid on these shares. The shares issued to each officer were 15,774, 11,830, 7887 and 7887 shares to John L. Larsen, Daniel P. Svilar, Harold F.Herron and Robert Scott Lorimer, respectively. This is the final funding under USE's 2001 Stock Compensation Plan.

(8) Consists of shares issued under the 1996 stock award program multiplied by $5.35 and $3.90 (the closing market price on the issue dates for former fiscal years 2001 and 2002 respectively). These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. If USE were to pay a stock dividend, dividends would be paid on these shares. The following table lists the number of shares issued to each executive each year.

	Number of Shares
Name	2001	2002
John L. Larsen	20,000	20,000
Keith G. Larsen	-0-	-0-
Daniel P. Svilar	15,000	15,000
Harold F. Herron	10,000	10,000
R. Scott Lorimer	10,000	10,000

(9) Mr. Herron was instrumental in growing The Brunton Company to the level that it could be sold to a third party. For his efforts, USE granted Mr. Herron a bonus which is paid out over several years, ending in August 2004. The amount of the bonus paid was $21,200 and $36,900 for the seven months ended December 31, 2002, and the fiscal year ended May 31, 2002, respectively. The total bonus paid to Mr. Herron also includes a bonus of $6,600 for the seven months ended December 31, 2002, and $6,700 for fiscal year ended May 31, 2002, respectively, and a $10,000 bonus paid in 2002 to officers and employees after the conclusion of a coalbed methane gas transaction.

(10) Stock options granted pursuant to USE's 2001 Incentive Stock Option Plan. See details of the options under "Grants to Executive Officers (Qualified and Nonqualified)" below.

Executive Compensation Plans and Employment Agreements

The Company has adopted a plan to pay the dependents of Messrs. J. Larsen and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the boards of directors of the Company and Crested.

Mr. Svilar has an employment agreement with the Company and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of the Company and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a year. If he should voluntarily terminate his employment, the Company and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with the Company (see below).

In fiscal 1992, the Company signed Executive Severance and Non-Compete Agreements with Messrs. John L. Larsen, Svilar and Lorimer, providing for payment to such person upon termination of his employment with the Company, occurring within three years after a change in control of the Company, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. During fiscal 2001, the Company signed similar Agreements with Keith Larsen, Mark Larsen, Richard Larsen (an employee of USE but not an officer or director of USE or its affiliates), and Harold Herron. For such non-compete covenant, such persons will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit the Company's shareholders, by enabling such persons to negotiate with a hostile takeover offer and assist the board of directors concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this proxy statement, the Company is unaware of any proposed hostile takeover.

The Company and Crested provide all of their employees with certain forms of insurance coverage, including life and health insurance, with the exception of Messrs. John L. Larsen and Daniel P. Svilar. The Company and Crested reimburse Messrs. John Larsen and Svilar for their Medicare supplement premiums. The health insurance plan does not discriminate in favor of executive employees; life insurance of $200,000 is provided to each member of upper management (which includes all persons in the compensation table except Messrs. John L. Larsen and Mr. Svilar), $100,000 of such coverage is provided to middle-management employees, and $90,000 of such coverage is provided to other employees.

Employee Stock Ownership Plan ("ESOP"). An ESOP has been adopted by USE to encourage ownership of the common stock by employees, and to provide a source of retirement income to them. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in the common stock of USE. Messrs. John L. Larsen and Harold F. Herron are the trustees of the ESOP. The Company funds 50% of the annual contributions.

Contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of the covered employees' compensation for each accounting year. Contributions to the money purchase pension portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of company's common stock.

USE made a contribution of 70,439 shares to the ESOP for the twelve months ended December 31, 2004, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was $2.96 per share, for a total contribution with a market value of $208,500 (which has been funded by USE). USE and the Company each are responsible for one-half of that amount. 38,843 of the shares were allocated to the ESOP accounts of the executive officers of USE, the Company, and the president of Rocky Mountain Gas, Inc. Additionally, 6,058 shares were allocated to the ESOP accounts of these same individuals from ESOP shares forfeited by terminated employees who were not fully vested.

Employee interests in the ESOP are earned pursuant to a seven year vesting schedule; after three years of service, the employee is vested to 20% of the ESOP account, and thereafter at 20% per year. Any portion which is not vested is forfeited upon termination of employment, other than by retirement, disability, or death.

The maximum loan outstanding during the twelve months ended December 31, 2004 under a loan arrangement between USE and the ESOP was $927,013 at December 31, 2004. Interest owed by the ESOP was not booked. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to USE.

401(k) Plan. In first quarter 2004, USE established a traditional qualified 401(k) plan for employees, by which USE will match $0.50 for each $1.00 contributed by participating employees, up to an annual $3,000 per employee maximum contribution by USE. During the twelve months ended December 31, 2004, USE contributed $36,900 to this plan. Plan eligibility and vesting rules are uniform for all employees, including executive officers of USE.

1998 Incentive Stock Option Plan. USE's 1998 Incentive Stock Option Plan ("1998 ISOP") reserved an aggregate of 3,250,000 shares of common stock for issuance upon exercise of options granted thereunder.

Options expire no later than ten years from the date of grant, and upon termination of employment for cause. Subject to the ten year maximum period, upon termination, unless terminated for cause, options are exercisable for three months or in the case of retirement, disability or death, for one year.

At December 31, 2004 there were 1,464,646 options outstanding. No more options will be issued under the 1998 ISOP.

2001 Incentive Stock Option Plan ("2001 ISOP"). The 2001 ISOP was approved at the 2001 Annual Meeting of USE Shareholders, and provides for the issuance of options to purchase up to three million (3,000,000) shares of common stock of USE. The 2001 ISOP was amended in 2004 to provide that the number of shares available for issuance always shall equal 20% of the total shares issued and outstanding at any point in time. The options are intended to qualify under section 422 of the Internal Revenue Code. Options are issued at exercise prices equal to (or for holders of 10% or more of the outstanding stock at the time, 110% of) market price on grant dates, and would vest (become exercisable) at various times as determined by the executive committee and approved by the board of directors. All options are exercisable for cash, or through other means as determined by the executive committee and approved by the board of directors, in accordance with similar plans of public companies.

For information about options, please see the consolidated Financial Statements in the Annual Report for the twelve months ended December 31, 2004. In 2004, options were granted, 12,000 options were cancelled and no previously granted options were exercised. At December 31, 2004, there were 2,659,000 option outstanding under the 2001 ISOP.

Option Grants to Executive Officers in the Twelve Months
Ended December 31, 2004 (Nonqualified)

		Percent
	Number of	of All Options
	Shares Under	Granted to
	Lying Options	Employees	Exercise	Expiration	Grant Date
Name	Granted	in 2004	Price	Date (1)	Pres.Value(2)

John L. Larsen	125,000	9.8%	$2.46	6/30/14	$207,500
Keith G. Larsen	125,000	9.8%	$2.46	6/30/14	$207,500
Harold F. Herron	125,000	9.8%	$2.46	6/30/14	$207,500
Daniel P. Svilar	125,000	9.8%	$2.46	6/30/14	$207,500
R. Scott Lorimer	125,000	9.8%	$2.46	6/30/14	$207,500
Mark G. Larsen*	125,000	9.8%	$2.46	6/30/14	$207,500

* President of Rocky Mountain Gas, Inc.

(1) Options were granted on July 1, 2004.

(2) The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options that were granted to the named officer. The following facts and assumptions were used: An exercise price of $2.46 which was equal to the market value of the stock on the grant date (July 1, 2004); a zero dividend yield; expected volatility of 50.8%, risk-free interest rate of 4.82%, and an expected life of 10 years.

Aggregated Option/SAR Exercises in Last Fiscal Year and
Twelve Months Ended 12/31/04 and Option/SAR Values at 12/31/04

The following table shows options exercised during the twelve months ended December 31, 2004, options outstanding and exercisable at December 31, 2004 and the dollar values for in-the-money options, at December 31, 2004 (closing market price on that date was $2.96).

(a)	(b)	(c)	(d)	(e)	(f)
	In Twelve Months				Value of
	Ended 12/31/04		Number of	Number of	In-the-Money
	Shares		Options/SARS	Options/SARs	Options/SARs
	Acquired	Value	at 12/31/04	at 12/31/04	at 12/31/04
Name	on Exercise (#)	Realized($)	Outstanding	Exercisable	Exercisable

John L. Larsen,	-0-	-0-	34,782	34,782	$ 2,956 (1)
CEO	-0-	-0-	77,718	77,718	$ 74,609 (2)
	-0-	-0-	184,400	184,400	$ 103,264 (3)
	-0-	-0-	100,000	100,000	$ (94,000)(4)
	-0-	-0-	97,000	97,000	$ 68,870 (5)
	-0-	-0-	125,000	-0-	$ -0- (6)

Keith G. Larsen	-0-	-0-	34,782	34,782	$ 2,956 (1)
President	-0-	-0-	52,718	52,718	$ 50,609 (2)
	-0-	-0-	298,079	298,079	$ 166,924 (3)
	-0-	-0-	100,000	100,000	$ (94,000)(4)
	-0-	-0-	52,556	52,556	$ 37,315 (5)
	-0-	-0-	125,000	-0-	$ -0-(6)

Harold F. Herron,	-0-	-0-	-0-	-0-	$ -0- (1)
Sr. Vice President	-0-	-0-	20,109	20,109	$ 19,305 (2)
	-0-	-0-	27,617	27,617	$ 15,466 (3)
	-0-	-0-	50,000	50,000	$ (47,000)(4)
	-0-	-0-	26,278	26,278	$ 18,657 (5)
	-0-	-0-	125,000	-0-	$ -0- (6)

Daniel P. Svilar	-0-	-0-	34,782	34,782	$ 2,956 (1)
Secretary	-0-	-0-	40,218	40,218	$ 38,609 (2)
	-0-	-0-	121,900	121,900	$ 68,264 (3)
	-0-	-0-	100,000	100,000	$ (94,000)(4)
	-0-	-0-	97,000	97,000	$ 68,870 (5)
	-0-	-0-	125,000	-0-	$ -0- (6)

R. Scott Lorimer	-0-	-0-	-0-	-0-	$ -0- (1)
Treasurer	-0-	-0-	40,218	40,218	$ 38,609 (2)
	-0-	-0-	80,233	80,233	$ 44,930 (3)
	-0-	-0-	100,000	100,000	$ (94,000)(4)
	-0-	-0-	52,556	52,556	$ 37,315 (5)
	-0-	-0-	125,000	-0-	$ -0- (6)

Mark J. Larsen	-0-	-0-	27,782	27,782	$ 2,361 (1)
President of RMG	-0-	-0-	-0-	-0-	$ -0- (2)
	-0-	-0-	41,248	41,248	$ 23,099 (3)
	-0-	-0-	100,000	100,000	$ (94,000)(4)
	-0-	-0-	97,000	97,000	$ 68,870 (5)
	-0-	-0-	125,000	-0-	$ -0- (6)

(1) Equal to $2.96 the closing market price on December 31, 2004, less $2.875 per share option exercise price, multiplied by all shares exercisable.

(2) Equal to $2.96, the closing market price on December 31, 2004, less $2.00 per share option exercise price, multiplied by all shares exercisable.

(3) Equal to $2.96, the closing market price on December 31, 2004, less $2.40 per share option exercise price, multiplied by all shares exercisable.

(4) Equal to $2.96, the closing market price on December 31, 2004, less $3.90 per share option exercise price, multiplied by all shares exercisable.

(5) Equal to $2.96, the closing market price on December 31, 2004, less $2.25 per share option exercise price, multiplied by all shares exercisable.

(6) Equal to $2.96, the closing market price on December 31, 2004, less $2.84 per share option exercise price, multiplied by the number of options exercisable.

1996 Stock Award Program. USE had an annual incentive compensation arrangement for the issuance of up to 67,000 shares of common stock each year (from 1997 through 2002) to executive officers, in amounts determined each year based on earnings for the prior fiscal. A total of 392,536 shares were issued under this plan. The compensation committee did not award any shares under this plan during the seven months ended December 31, 2002; 43,378 shares were issued in 2003 to close out the program. One-half of the compensation expense under the Program was the responsibility of Crested.

Each allocation of shares was determined by the compensation committee; the shares were issued in the name of the officer, and is being earned out (vested) over 5 years, at the rate of 20% as of May 31 of each year following the date of issue. However, none of the vested shares become available to or come under the control of the officer until termination of employment by retirement, death or disability. Upon termination, the share certificates will be released to the officer; until termination, the certificates are held by the Treasurer. Voting rights are exercised over the shares by the non-employee directors of USE; dividends or other distributions with respect to the shares will be held by the Treasurer for the benefit of the officers.

The number of shares awarded each year out of such 67,000 shares aggregate limit was determined by the compensation committee.

2001 Stock Compensation Plan. The USE shareholders approved the 2001 Stock Compensation Plan (the "plan") at the 2001 Annual Shareholders Meeting.

The plan has an initial term of seven years, with up to 10,000 shares of common stock to be issued in January of each year to six individuals (five officers of U.S. Energy Corp: John L. Larsen, Keith G. Larsen, Robert Scott Lorimer, Harold F. Herron, Daniel P. Svilar, and Mark J. Larsen, president and a director of Rocky Mountain Gas, Inc.). The number of shares to be issued in any year is determined by the compensation committee and approved by the independent directors, taking into account our public stock prices at the date of grant and during the prior calendar year, the Company's financial condition and business prospects, and other factors deemed appropriate. USE pays the income taxes owed by recipients as a result of receipt of the stock.

The stock recipients have agreed not to sell or transfer such shares during their employment. As of December 31, 2004, 150,000 shares had been granted under the plan (30,000 shares each to John L. Larsen, Keith G. Larsen, Robert Scott Lorimer, Harold F. Herron, and Daniel P. Svilar). No shares were issued under the plan in 2001 or 2002. 20,000 shares were issued to each of the five officers during the twelve months ended December 31, 2003 and 10,000 shares to each during the twelve months ended December 31, 2004. Mark J. Larsen will be first eligible to receive shares under the plan in 2005.

The 2001 Stock Compensation Plan is now the principal mechanism for compensating management with stock, however options may be granted to management and others under the 2001 ISOP. This plan is designed to reward executives with equity, and encourage them to increase their ownership of USE and Crested and not sell their shares in the market.

Crested’s 2004 Incentive Stock Option Plan. The Crested shareholders approved the Crested 2004 Incentive Stock Option Plan at the 2004 Annual Meeting. Options issued under the plan will be qualified for the tax advantages available for option plans under section 422 of the Internal Revenue Code. No options have been issued under this plan to date, and there are no current plans to issue options.

2,000,000 shares of common stock are reserved under the plan. At such time as options have been granted to purchase 2,000,000 shares, the number of shares available for issuance under additional options will be automatically increased to be a number equal to 20% of the issued and outstanding shares of common stock of the Company.

Options will be issued from time to time by the board of directors only to officers and other employees, at an exercise price equal to market price of the stock at issue date. Generally, options will have a maximum term of 10 years, vest at times determined by the board of directors, and be exercisable only while the grantee is employed by the company (and for 90 days thereafter if terminated other than for cause). If the grantee dies, the option would remain exercisable for 12 months thereafter.

Directors' Fees and Other Compensation

The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

In addition, non-employee directors are compensated for services at $400 per month, payable each year by the issue of shares of USE common stock based on the closing stock market price as of January 15. In 2005, the Company issued 12,000 shares to Michael D. Zwickl for services rendered during the twelve months ended December 31, 2004. Mr. Zwickl resigned in March 2005.

Certain Relationships and Related Transactions

Family Employment. Three of John L. Larsen's sons, one former son-in-law (Harold F. Herron), and one grandson are employed by USE or subsidiaries. Collectively, Mr. Larsen and these family members received $844,700 in total compensation for services during the twelve months ended December 31, 2004, including benefits.

Transactions Involving USECC and Crested. USE and Crested conduct most activities through their equally-owned joint venture USECC. From time to time USE and Crested advance funds to or make payments on behalf of USECC, which create intercompany debt. The party extending funds is subsequently reimbursed by the other party. Crested owed USE $9,650,900 at December 31, 2004.

Participation by Officers, Directors and Employees in Stock Ownership of Subsidiaries. Historically, our business strategy has been, and will continue to be, acquiring grass roots and/or developed mineral properties when commodity prices are low (such as they have been, in the past, in natural gas, gold, uranium and molybdenum), then operating, selling, leasing or joint venturing the properties, or selling the companies we set up to hold and explore or develop the properties to other companies in the mineral sector when prices are moving upward.

Typically, projects initially are acquired, financed and operated by USE and Crested in their joint venture. From time to time, some of the projects are later transferred to separate companies organized for that purpose, with the objective of raising capital from an outside source for further development and/or joint venturing with other companies. Examples of this corporate strategy are, for gold properties, Sutter Gold Mining Inc. (formerly Globemin Resources Inc., a publicly traded British Columbia company, which acquired Sutter Gold Mining Company, and then changed its name to Sutter Gold Mining Inc.); and Rocky Mountain Gas, Inc. for coalbed methane gas. Additional subsidiaries have been organized but are not yet active: U.S. Uranium Ltd. for uranium, and U.S. Moly Corp. for molybdenum.

Initial ownership of these subsidiaries is by USE and Crested, with additional stock (plus options) issued by the subsidiary company’s board of directors to the officers, certain of the directors, and employees of USE. Additional stock and/or options may be issued to other persons with experience specifically related to the subsidiary company’s projects. The stock, and the options, will be forfeited if the individual’s employment is terminated for any reason except death, total disability or retirement. The subsidiary stock is issued to officers, directors and employees for nominal cash consideration. The subsidiary ownership percentages will vary, but in general, officers, directors and employees of USE would own not more than 10% (on an initial fully diluted basis, including options), and USE and Crested would own 90%. USE’ and Crested’s participation in that 90% will depend on the properties and funding which each contributes to the subsidiary at inception. Subsequent investments by third parties would dilute the stock ownership of all the initial owners.

On the disposition of a subsidiary company through a merger, sale of assets, or other transaction, the equity positions in subsidiary companies held by officers, directors and employees of USE will be entitled to receive the same consideration (pro rata) as the equity positions of USE, Crested and third party investors; no preferential terms will be accorded to the officers, directors and employees, although in certain instances, some of the individuals might be employed by the acquiring company. If a subsidiary becomes a public company through an underwritten initial public offering, some or all of the equity held by USE, Crested and the individuals might be subject to lock up restrictions for a period of time following the offering. Typically, those lock up restrictions would apply equally (have the same duration) for USE and Crested, and for the officers and directors, although equity held by non-management employees might not be locked up.

The profitability (if any) of the stock in the subsidiaries owned USE, Crested, and the individuals, will not be known until a disposition or a successful public offering occurs. A subsidiary company may be merged, its assets sold, or otherwise disposed of without the transaction being subject to a vote by the shareholders of USE and Crested, in which event the shareholders of USE and Crested would be relying on the judgment of the directors of USE and Crested who do not own stock or hold options to buy stock in the subsidiary.

On June 1, 2005, USE and Crested, and their officers, certain of their directors, and their employees, have participated as shareholders of Rocky Mountain Gas, Inc. (“RMG”), in the acquisition of RMG by Enterra Energy Trust. Information about that transaction, and the participation of USE, Crested, and the individuals, is stated below. As of the date of this proxy statement, USE and Crested, and their officers, certain of their directors, and certain of their employees, own stock and options to buy stock in the subsidiaries shown below (U.S. Uranium Ltd., U.S. Moly Corp., and Sutter Gold Mining Inc.). Information about subsidiaries, which are not now active or expected to become active in 2005, is not shown.

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As of April 11, 2005, the Company, U.S. Energy Corp. ("USE”) and their joint-majority-owned subsidiary Rocky Mountain Gas, Inc. (“RMG,” a privately-held Wyoming corporation), entered into a binding agreement with Enterra Energy Trust (“Enterra”) for the acquisition of RMG by Enterra in consideration of $20,000,000, payable pro rata to the RMG shareholders in the amounts of $6,000,000 in cash and $14,000,000 in exchangeable shares of one of the subsidiary companies of Enterra. Enterra (Calgary, Alberta) is an open ended unincorporated investment trust; units of Enterra are traded on the Toronto Stock Exchange (the "TSX") and Nasdaq. The purchase price was subject to a minor adjustment of $266,000 if certain overriding royalty interests were purchased.

On May 20, 2005, the agreement with Enterra was amended to provide for payment of the $6,000,000 component with $500,000 cash and $5,500,000 with Enterra units, subject to the minor adjustment.

On June 1, 2005, the agreement, as amended, was closed: Enterra US Acquisitions Inc. (a privately-held Washington corporation organized by Enterra for purposes of the RMG acquisition, hereafter "Acquisitions") acquired all the outstanding stock of RMG, for which Enterra paid $500,000 cash and issued $5,234,000 of Enterra units (the "Enterra Initial Units"), net of the $266,000 adjustment for the purchase of overriding royalty interests (effected June 1, 2005); and Acquisitions issued $14,000,000 of class D shares of Acquisitions. The Enterra Initial Units and the class D shares were issued pro rata to the RMG shareholders, with certain adjustments (see below). The Company’s participation in the consideration received was approximately $6,399,000.

As a result of the RMG disposition, the Company no longer directly holds coalbed methane properties, although with its holding in securities of Enterra, Acquisitions, and Pinnacle Gas Resources, Inc. (“Pinnacle”), a private coalbed methane company in which USE and Crested hold an equity interest, both companies will continue with investments in the oil and gas sector.

The Enterra Initial Units presently are tradeable on the TSX. On June 1, 2006, the class D shares of Acquisitions (not traded anywhere) will be exchangeable, on a one-for-one basis, for additional Enterra units (the "Enterra Additional Units"); the Enterra Additional Units will be tradeable on the TSX at that time. For purposes of the Securities Act of 1933, the class D shares of Acquisitions and the Enterra Initial Units have been issued (and the Enterra Additional Units will be issued on June 1, 2006) as restricted securities under rule 144. The Enterra Initial Units will not be tradeable on Nasdaq until June 1, 2006, and the Enterra Additional Units will not be tradeable on Nasdaq until June 1, 2007, in both instances subject to compliance with rule 144.

RMG’s minority equity ownership of Pinnacle Gas Resources, Inc. was not included in the disposition of RMG, but was assigned to the Company and USE in proportion to their ownership of RMG. Enterra is entitled to be paid by the Company and USE an amount of up to (but not more than) $2,000,000, if proceeds from a future disposition by the Company and USE to a third party of the minority equity interest in Pinnacle exceed $10,000,000. Currently, we have no information about whether or when Pinnacle might become a public company or might be purchased by third parties. The value of the minority equity position upon a future disposition could be more or less than $10,000,000. The boards of directors of the Company and USE determined that the value of RMG’s minority equity interest in Pinnacle is approximately $6,250,000; based only upon Pinnacle’s recent sales of equity to its shareholders (RMG did not participate in those sales). To compensate the minority shareholders of RMG (including officers, directors, and employees of USE and Crested, Mark J. Larsen (former president and a former director of RMG), YSFI, and Tom Swank (a former director of RMG) for their pro rata beneficially-owned 5.9% ($370,916) of the $6,250,000 value of the minority Pinnacle interest transferred to the Company and USE, restricted shares of common stock of USE will be issued to the former minority shareholders of RMG, pro rata for their May 31, 2005 percentage beneficial ownership in Pinnacle (through their former ownership in RMG). These USE shares will be valued at the Nasdaq Official Close Price at a date to be selected, anticipated being in the third quarter of 2005. The Company will pay one half of the $370,916.

On May 10, 2005, RMG issued 3,893,584 shares of common stock to USE and 502,130 shares of common stock to Crested, in consideration of the cancellation by USE and Crested of approximately $6,268,700 and $808,400 owed to USE and Crested, for USE issuing USE stock on conversion of RMG common and preferred stock purchased by third party investors, payment of RMG’s general and administrative overhead, and RMG’s operating deficits. As a result of this transaction, prior to closing of the Enterra agreement, RMG had issued and outstanding 16,851,453 shares of common stock, of which USE owned 10,228,527 shares (60.7%), Crested owned 5,629,464 shares (33.4%), and Yellowstone Fuels Corp. (an affiliate of USE) owned 250,000 shares (1.5%). Individuals owned 4.4% of RMG (including 2.5% which was owned by certain of the officers and directors of USE, Crested, and RMG). The holders of all these RMG shares received their pro rata share of the Enterra Initial Units and the class D shares of Acquisitions, with the following exception:

•
The Company and USE’s portions of Enterra Initial Units was reduced by 9,331 and 16,983 Enterra Initial Units (for their portions of the $500,000 cash component); and by another 4,965 and 9,035 Enterra Initial Units (for their portions of $266,000 of the total amount paid to buy out and cancel overriding royalty interests held by mezzanine lenders on certain gas properties owned by RMG, which buy out was required by the agreement with Enterra). USE issued to the mezzanine lenders warrants to purchase a total of 50,000 shares of common stock of USE; the exercise price will be valued at the Nasdaq Official Close Price at a date to be selected, anticipated to be in the third quarter of 2005.

•
The RMG shares (now owned by Enterra US Acquisitions, Inc.) which were held by officers and directors, and employees, were forfeitable in the event of termination of employment, but not in the event of retirement. Termination of employment after closing of the Acquisition will not result in a forfeiture of either the Initial Units or the Exchangeable Shares which those persons now hold. See below for information on the participation of certain of these individuals, as RMG shareholders, in the Acquisition

•
Upon closing of the Acquisition, those officers and directors of USE and Crested who owned stock in RMG, Mark J. Larsen (president and a director of RMG), Tom Swank (a director of RMG), and Richard Larsen (an employee of USE) received the following amounts (the value of the Initial Units, and the Enterra Trust Units when issued in exchange of the Exchangeable Shares, and the value of the USE shares to be issued for their minority beneficial ownership of Pinnacle), in proportion to their percentage ownership of RMG stock: John L. Larsen ($122,989); Keith G. Larsen ($171,255); Harold F. Herron ($80,956); Don Anderson ($7,786); H. Russell Fraser ($15,568); Robert Scott Lorimer ($93,411); Daniel P. Svilar ($98,081); Mark J. Larsen ($71,616); Richard Larsen ($71,616) and Tom Swank ($15,568). These amounts will vary depending on the market value of the Trust Units when sold; the Units are valued, only for purposes of the foregoing disclosures, at $19.00 per Unit.

•
The employees, and the officers and directors, of USE and Crested held options to purchase 3,732,500 shares of RMG, at $3.00 per share. However, as one of the conditions to closing, all of these options were cancelled.

More information about RMG is contained in Crested’s Annual Report on Form 10-K, and the agreement with Enterra is an exhibit to that Report. Information about the amendment to the agreement with Enterra is contained in Crested’s Form 8-K Report filed May 24, 2005, and information about the closing is contained in Crested’s Form 8-K filed June 7, 2005.

•
U.S. Uranium Ltd. (“USUL”) has issued options to purchase a total of 3,080,000 shares of common stock, at an exercise price of $0.25 per share, to officers, directors and employees of USE and Crested. All these warrants have a 10 year life and vest at the rate of 20% for 5 years. USUL will issue stock to these individuals in 2005 for nominal cash consideration, and will issue stock to USE and Crested for certain uranium properties to be transferred into USUL in 2005. The percentage ownership of USE and Crested is expected to be approximately 90% on a combined basis, after the properties are transferred. USUL has not yet commenced operations and the uranium properties to be transferred into USUL have not yet been identified.

•
U.S. Moly Corp. (“Moly”) has issued options to purchase a total of 3,080,000 shares of common stock, at an exercise price of $0.25 per share, to officers, directors and employees of USE and Crested. All these warrants have a 10 year life and vest at the rate of 20% for 5 years. Moly will issue stock to these individuals in 2005 for nominal cash consideration, and will issue stock to USE and Crested for certain molybdenum properties located in Colorado, to be transferred into Moly in 2005, along with other rights and obligations associated with those properties. The percentage ownership of USE and Crested is expected to be approximately 90% on a combined basis, after the properties are transferred. Moly has not yet commenced operations.

•
Sutter Gold Mining Inc. (“SGMI”) is owned 64.2% by USE; 1.5% by Crested; and 4% by officers and some of the directors of USE and Crested, and by Mark J. Larsen. Options to purchase 710,000 shares are held by officers and directors of USE and Crested, and by Mark J. Larsen. SGMI has agreed to cancel all of these options, subject to officer and director consent. SGMI has resumed exploration activities on its gold property in California. More information about SGMI is contained in Crested’s Annual Report on Form 10-K for the year ended December 31, 2004.

Proposal 2: Ratification of the Appointment of Independent Auditors

The board of directors seeks shareholder ratification of the board's appointment of Epstein, Weber & Conover, PLC, Scottsdale, Arizona, certified public accountants, to act as the auditors of our financial statements for the year ending December 31, 2005. The audit committee has recommended that the board retain this auditing firm for 2005, which audited our financial statements for the year ended December 31, 2004. The board has not determined what action, if any, would be taken should the appointment of Epstein, Weber & Conover, PLC not be ratified at the meeting.

Grant Thornton (“GT”) audited our financial statements for the year ended December 31, 2003, the (former) fiscal year ended May 31, 2002 and the seven month period ended December 31, 2002. On December 17, 2004, the Company dismissed GT and engaged Epstein, Weber & Conover, PLC to audit the financial statements for the year ended December 31, 2004.

GT’s audit report on the financial statements for the year ended December 31, 2003, the seven months ended December 31, 2002, and the (former) fiscal year ended May 31, 2002, contained a qualification of uncertainty as to whether the Company would continue as a going concern. The audit report did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to audit scope or accounting principles. Epstein, Weber & Conover, PLC’s audit report on the financial statements for the year ended December 31, 2004, also contained a qualification of uncertainty as to whether the Company will continue as a going concern.

The decision to change GT as the audit firms was recommended by the Company’s audit committee, and approved by that committee and the board of directors.

There has not been, during the two most recent fiscal years, or during any subsequent interim period preceding the change of audit firms, any disagreement with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

In addition, during the two most recent fiscal years, there were no disagreements between the Company and GT which constituted “reportable events” under item 304(a)(1)(v) of Regulation S-K. Disclosure of such “reportable events” would be required even if the Company and GT did not express a difference of opinion regarding the event.

Principal Accounting Fees and Services. Grant Thornton LLP billed us as follows for the year ended December 31, 2004, 2003 and the seven months ended December 31, 2002. The information does not include fees paid to the new audit firm (Epstein, Weber & Conover, PLC) in late 2004.

	Year Ended	Year Ended	Seven Months Ended
	December 31, 2004	December 31, 2003	December 31, 2002

Audit Fees (a)	$28,200	$27,600	$24,100

Audit-Related Fees (b)	$--	$--	$--

Tax Fees (c)	$9,600	$5,500	$2,800

All Other Fees (d)	$--	$--	$--

a.	Includes fees for audit of the annual financial statements and review of quarterly financial information filed with the Securities and Exchange Commission.

b.
For assurance and related services that were reasonably related to the performance of the audit or review of the financial statements, which fees are not included in the Audit Fees category. The Company had no Audit-Related Fees for the periods ended December 31, 2004, 2003, and 2002, respectively.

c.	For tax compliance, tax advice and tax planning services, relating to any and all federal and state tax returns as necessary for the periods ended December 31, 2004, 2003 and 2002, respectively.

d.	For services in respect of any and all other reports as required by the SEC and other governing agencies.

Our audit committee approves the terms of engagement before we engage the audit firm for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services have been provided pursuant to pre-approval policies and procedures, established by the audit committee. These pre-approval policies and procedures are detailed as to the category of services and the audit committee is kept informed of each service provided. These policies and procedures and the work performed pursuant thereto, do not include delegation any delegation to management of the audit committee’s responsibilities under the Securities Exchange Act of 1934.

This approval process was used with respect to the engagement of Grant Thornton for the 2002 and 2003, and with respect for the appointment of the new audit firm Epsetin Weber & Conover for the audit of the 2004 financial statements and related services.

The percentage of services provided by Audit-Related Fees, Tax Fees and All Other Fees, which services were delivered pursuant to pre-approval policies and procedures established by the audit committee, in 2004, 2003 and the seven months ended December 31, 2002 were: Audit-Related Fees 75%, 83% and 90%; Tax Fees 25%, 17% and 10%; and All Other Fees 0%, 0% and 0%.

Relationship with Independent Accountants

Epstein, Weber & Conover, PLC has audited the Company's financial statements for the twelve months ended December 31, 2004. A representative of Epstein, Weber & Conover will be present at the meeting in person or by telephone to respond to appropriate questions, and will be provided the opportunity to make a statement at the meeting. There have been no disagreements between the Company and Epstein, Weber & Conover, PLC, concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which were not resolved to the satisfaction of that firm.

Copies of Our Form 10-K

Promptly upon receiving a request from any shareholder, without charge, we will send to the requester a copy of our Annual Report on Form 10-K for the year ended December 31, 2004, with exhibits, as filed with the Securities and Exchange Commission. Please address your request to Daniel P. Svilar, Secretary, at Crested Corp., 877 North 8th West, Riverton, WY 82501, telephone (307) 856-9271. You also may fax your request to him at 307.857.3050.

Exhibits

Exhibit No. Description of Exhibit
99.1 Certification by Audit Committee

PROXY                  CRESTED CORP.                                            PROXY

KNOW ALL PERSONS: That the undersigned shareholder of Crested Corp. (the "Company") in the amount noted below, hereby constitutes and appoints Messrs. John L. Larsen and Harold F. Herron, or either of them with full power of substitution, as attorneys and proxies, to appear, attend and vote all of the shares of stock standing in the name of the undersigned at the Annual Meeting of the Company's shareholders to be held at the Company's Offices at 877 North 8th West, Riverton, Wyoming 82501 on Friday, July 22, 2005 at 11:00 a.m., local time, or at any adjournments thereof upon the following:

THE PROXIES WILL VOTE: (1) AS YOU SPECIFY BELOW; (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

The Board of Directors Recommends You Vote in Favor of the Director Nominee and in Favor of Ratifying the Selection of Independent Auditors.

Please mark your votes according to the instructions below, sign, date and return this card.

INSTRUCTION: Mark only one box on each line.

1. Election of Directors:

Daniel P. Svilar (term expires 2008)  ☐ FOR   ☐ ABSTAIN

2. Ratification of appointment of Epstein, Weber & Conover, PLC.

             ☐ FOR       ☐ AGAINST      ☐ ABSTAIN

PROXY                  CRESTED CORP.                                             PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS PROVIDED ON THE REVERSE SIDE.

Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

(Sign on this line - joint holders may sign appropriately)

¬	¬	(Date)	(Number of Shares)
PLEASE NOTE: Please sign, date and place this Proxy in the enclosed self-addressed, postage prepaid envelope and deposit it in the mail as soon as possible.
Please check if you are planning to attend the meeting

¬	¬	If the address on the mailing label is not correct, please provide the correct address in the following space.